EX – 3.1

DDI CORP.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

December 12, 2003

ARTICLE I

The name of this corporation is “DDi Corp.” (hereinafter referred to as the “Corporation”).

ARTICLE II

The registered office of this corporation in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 80,000,000 shares, consisting of (i) 75,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Section 1. Common Stock.

A. General. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference priority over, or rights superior to, the Common Stock and except as otherwise provided by law and this Article, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the corporation and each share of Common Stock shall be entitled to one vote. Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of this Corporation whether now or hereafter authorized.

B. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders. There shall be no cumulative voting.

C. Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

D. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

E. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably in all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

Section 2. Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Amended and Restated Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Amended and Restated Certificate of Incorporation. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred

Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

ARTICLE V

The Corporation shall have a perpetual existence.

ARTICLE VI

Unless and except to the extent that the Amended and Restated By-Laws of this Corporation shall so require, the election of directors need not be by written ballot.

ARTICLE VII

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated By- Laws of this Corporation, provided, however, that, notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated By-Laws shall not be altered, amended or repealed by the stockholders of the Corporation except by the affirmative vote of holders of more than fifty percent (50%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, that notwithstanding the foregoing, the affirmative vote of the holders of more than fifty percent (50%) of the DDi Europe Related Securities issued and outstanding and entitled to vote shall be required to alter, amend or repeal Section 12 of Article II of the Amended and Restated By-Laws.

ARTICLE VIII

Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE IX

Section 1. Indemnification. The Corporation shall, to the maximum extent permitted under the General Corporation Law of the State of Delaware and except as set forth below, indemnify, hold harmless and, upon request, advance expenses to each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

Section 2. Advance of Expenses. Notwithstanding any other provisions, this Amended and Restated Certificate Incorporation, the Amended and Restated By-Laws of the Corporation, or any agreement, vote of stockholder or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

Section 3. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 4. Other Rights. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Section 5. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was, or has agreed to become, a director, officer, employee or agent of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, against all expenses (including attorney’s fees) judgments, fines or amounts paid in settlement incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expenses under the General Corporation Law of the State of Delaware.

Section 8. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

Section 1. Number of Directors, Election and Term of Office. The number of directors which shall constitute the Board of Directors shall be seven. Within the limits specified herein and in the Amended and Restated By-Laws, the election of directors shall be determined by resolution of the Board of Directors or by the stockholders by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 3 of this Article XI. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. The directors need not be stockholders of the corporation.

Section 2. Removal. The directors of the Corporation may not be removed without cause and may be removed for cause only by the affirmative vote of the holders of more than fifty percent (50%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose, notwithstanding the fact that a lesser percentage may be specified by law.

Section 3. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 4. Stockholder Nominations and Introduction of Business, Etc. Procedures for and advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the Amended and Restated By-Laws of this Corporation.

Section 5. Amendment to Article. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws, each as may be further amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation, the affirmative vote of more than fifty percent (50%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to alter, amend or repeal any provision of this Article XI.

ARTICLE XII

Section 1. Dividends. The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said Board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

Section 2. Issuance of Stock. The shares of all classes of stock of the Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the Corporation, provided that shares of stock having a par value shall not be issued for a consideration less than such par value, as determined by the Board. At any time, or from time to time, the Corporation may grant rights or options to purchase from the Corporation any shares of its stock of any class or classes to run for such period of time, for such consideration, upon such terms and conditions, and in such form as the Board of Directors may determine. The Board of Directors shall have authority, as provided by law, to determine that only a part of the consideration which shall be received by the Corporation for the shares of its stock which it shall issue from time to time, shall be capital; provided, however, that, if all the shares issued shall be shares having a par value, the amount of the part of such consideration so determined to be capital shall be equal to the aggregate par value of such shares. The excess, if any, at any time, of the total net assets of the Corporation over the amount so determined to be capital, as aforesaid, shall be surplus. All classes of stock of the Corporation shall be and remain at all times nonassessable.

The Board of Directors is hereby expressly authorized, in its discretion, in connection with the issuance of any obligations or stock of the Corporation (but without intending hereby to limit its general power so to do in other cases), to grant rights or options to purchase stock of the Corporation of any class upon such terms and during such period as the Board of Directors shall determine, and to cause such rights to be evidenced by such warrants or other instruments as it may deem advisable.

Section 3. Inspection of Books and Records. The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

Section 4. Location of Meetings, Books and Records. Except as otherwise provided in the Amended and Restated By-Laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the Amended and Restated By-Laws of this Corporation.

ARTICLE XIII

At any time during which a class of capital stock of this Corporation is registered under Section 12 of the Securities Exchange Act of 1934 or any similar successor statute, stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws, each as may be further amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation, the affirmative vote of more than fifty percent (50%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to alter, amend or repeal any provision of this Article XIII.

ARTICLE XIV

Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or in writing by any two (2) members of the Board of Directors of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws, each as may be further amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation, the affirmative vote of more than fifty percent (50%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to alter, amend or repeal any provision of this Article XIV.

ARTICLE XV

The Board of Directors of this Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including without limitation: (i) the interests of the stockholders of the Corporation; (ii) whether the proposed transaction might violate federal or state laws; (iii) not only the consideration being offered in the proposed transaction, in relation of the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; and (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

ARTICLE XVI

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, said DDi Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by Joseph Gisch, its Senior Vice President, Strategic Planning and Business Development, and attested to by Timothy Donnelly, its Secretary, as of the day and year first set forth above.

DDi CORP.

By:	/S/ JOSEPH GISCH
	Name:	Joseph Gisch
	Title:	Senior Vice President, Strategic Planning and Business Development

ATTEST:

By:	/S/ TIMOTHY DONNELLY

	Name:	Timothy Donnelly
	Title:	Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED

DDi CORP. CERTIFICATE OF INCORPORATION]